EXHIBIT  2.1

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

(Expressed in Canadian dollars)

September 30, 2005

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Silver Corporation have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Silver Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheet
Unaudited – Prepared by Management
(Expressed in Canadian Dollars)
	September 30 2005	December 31 2004

ASSETS

Current assets
Cash and cash equivalents	$25,138	$70,350
Temporary investments (Note 3)	7,698,463	2,939,678
Receivables	18,703	6,947
Prepaid expenses and deposits	16,000	-

Total current assets	7,758,304	3,016,975

Mineral interests (Note 4)	219,594	-

Equipment (Note 5)	9,161	-

Total assets	$7,987,059	$3,016,975

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities (Note 7(a))	$165,971	$69,688
Due to Minco China (Note 7(b))	350,482	34,899

Total current liabilities	516,453	104,587

SHAREHOLDERS' EQUITY

Share capital (Note 6)	63,331	63,331

Special warrants (Note 6)	8,022,294	3,000,000

Contributed surplus (Note 6)	73,498	-

Deficit	(688,517)	(150,943)

Total shareholders’ equity	7,470,606	2,912,388

Total liabilities and shareholders’ equity	$7,987,059	$3,016,975

Commitment (Notes 4 and 10)

Approved by the Directors:	“Ken Cai”	“William Meyer”
Ken Cai	William Meyer

MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
Unaudited – Prepared by Management
(Expressed in Canadian Dollars)
	Three Months Ended Sep. 30, 2005	Nine Months Ended Sep. 30, 2005

Exploration costs (Note 7(c))	$146,495	$217,210

Administrative expenses (Note 7(d))
Accounting and audit	10,437	17,951
Amortization	370	468
Consulting	13,596	26,595
Foreign exchange loss (gain)	7,651	3,417
Investor relations	12,545	36,010
Legal	90	3,473
Listing, filing and transfer agents	1,048	3,024
Management fees	2,570	2,570
Office and miscellaneous	7,747	28,267
Property investigation	36,599	45,163
Prospectus and initial public offering	83,764	102,596
Rent	11,106	33,548
Salaries and benefits	26,402	64,849
Travel and transportation	4,768	19,324

	218,693	387,255

Operating loss	(365,188)	(604,465)

Interest and sundry income	7,296	66,891

Loss for the period	(357,892)	(537,574)

Deficit, beginning of period	(330,625)	(150,943)

Deficit, end of period	$(688,517)	$(688,517)

Loss per share - basic and diluted	$(0.03)	$(0.04)

Weighted average number of common shares
outstanding - basic and diluted	14,000,000	14,000,000

MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
Unaudited – Prepared by Management
(Expressed in Canadian Dollars)
	Three Months Ended Sep. 30, 2005	Nine Months Ended Sep. 30, 2005

Cash flows from (used in) operating activities
Loss for the period	$(357,892)	$(537,574)
Adjustment for items not involving cash:
- Exploration costs	-	-
- amortization of equipment	370	468
Change in non-cash working capital items:
- receivables	19,802	(11,756)
- prepaid expenses and deposits	-	(16,000)
- accounts payable and accrued liabilities	57,444	96,283

	(280,276)	(468,579)

Cash flows from financing activities
Proceeds from issuance of special warrants	34,501	5,095,792
Advances from related parties	231,787	315,583

	266,288	5,411,375

Cash flows used in investing activities
Acquisition of equipment	(5,392)	(9,629)
Acquisition of mineral interests	(219,594)	(219,594)
Increase in temporary investments	138,213	(4,758,785)

	(86,773)	(4,988,008)

Increase in cash and cash equivalents	(100,761)	(45,212)

Cash and cash equivalents, beginning of period	125,899	70,350

Cash and cash equivalents, end of period	$25,138	$25,138

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

1.

Nature of Operations and Basis of Presentation

Minco Silver Corporation was incorporated on August 20, 2004 under the laws of British Columbia, Canada. Its principal business activities include the acquisition, exploration and development of silver properties in China.  Minco Silver Corporation commenced operations on October 1, 2004 and at September 30, 2005 was a 58% owned subsidiary of Minco Mining & Metals Corporation (“Minco Mining”). Comparative results of operations and cash flow are not presented as the Company was formed subsequent to September 30, 2004.

Minco Silver Corporation and its subsidiaries (collectively the “Company”) are exploring and evaluating mineral properties and projects and has not yet determined whether these properties contain economically recoverable ore reserves.  The ability of the Company to meet its commitments as they become payable, including the completion of acquisitions, exploration and development of mineral properties and projects, is dependent on the ability of the Company to obtain necessary financing.  The underlying value of the mineral properties is entirely dependent on the existence of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete development and upon future profitable production or sufficient proceeds from the disposition thereof.

In management's opinion, all adjustments necessary for fair presentation have been included in these interim consolidated financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year.

2.

Significant Accounting Policies

(a)

Consolidation

These consolidated financial statements include the accounts of Minco Mining Silver Corporation and its wholly-owned British Virgin Island subsidiary, Minco Silver Ltd. (“BVI Company”). All material inter-company accounts and transactions have been eliminated.

(b)

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results may differ from those estimates.

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

(c)

Cash Equivalents

Cash equivalents usually consist of highly liquid assets, which are readily convertible into cash with maturity of three months or less when purchased.

(d)

Temporary Investments

Temporary investments are stated at cost, which approximates market value.

(e)

Mineral Interests

All costs related to exploration and development are expensed when incurred until such time as reserves are probable or proven and the mineral deposit is commercially mineable.

Mineral interest acquisition costs are capitalized.  Capitalized acquisition costs are expensed if it is determined that the mineral property has no future economic value.

Although the Company has taken steps to verify the title to mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

As at September 30, 2005, the Company has paid RMB 1.5 million (or $219,594) as the acquisition costs of three silver licenses (December 31, 2004 – nil) (see Note 3).

(f)

Property Option Agreements

From time to time, the Company may acquire or dispose of properties pursuant to the terms of option agreements.  Since options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded.  Option payments are recorded as resource property costs or recoveries when the payments are made or received.

(g)

Long-lived Assets Impairment

Long-term assets are reviewed when changes in circumstances suggest their carrying value has become impaired.  Management considers assets to be impaired if the carrying value exceeds the estimated undiscounted future projected cash flows to result from the use of the asset and its eventual disposition. If impairment is deemed to exist, the assets will be written down to fair value.  Fair value is generally determined using a discounted cash flow analysis.

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

(h)

Asset Retirement Obligations

The Company recognizes the fair value of liabilities for asset retirement obligations in the period in which they incur and/or in which a reasonable estimate of such costs can be made.  The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related long-lived asset.  Subsequently, the asset retirement cost is allocated to expenses using a systematic and rational method and is also adjusted to reflect period-to-period changes in the liability resulting from passage of time and revisions to either timing or the amount of the original estimate of the undiscounted cash flow.  At present, the Company does not have any asset retirement obligation.

(i)

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, measured using substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse.

(j)

Stock Based Compensation

The Company adopted the fair value method of accounting for stock-based compensation as recommended by the Canadian Institute of Chartered Accountants Handbook, stock-based compensation and other stock-based payments.

Subsequent to September 30, 2005, the Company’s board of directors approved a stock option plan.

(k)

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar and transactions denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the transaction dates.  At year-end, monetary assets and liabilities are re-measured at the year-end exchange rates.  The exchange gains and losses on translation are included in expenses.

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

2.

Significant Accounting Policies (continued)

(l)

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share amounts are calculated giving effect to the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted to common shares using the treasury stock method.  The treasury stock method assumes that proceeds received from the exercise of stock options and warrants are used to repurchase common shares at the prevailing market rate.  As the Company incurred net losses during the period, the special warrants as disclosed in Note 6 were not included in the computation of loss per share as their inclusion would be anti-dilutive.

3.

Temporary Investments

As at September 30, 2005, temporary investments consist of a cashable guaranteed investment, a banker’s acceptance mature on October 12, 2005 (December 31, 2004 – March 1, 2005 to June 6, 2005). At September 30, 2005, these investments were yielding an interest rate of 2.4% to 3.0% (December 31, 2004 – 2.25% to 2.80%) per year.

As at September 30, 2005, temporary investments also consist of monthly income funds, which were subsequently sold in October 2005.

4.

Mineral Interests

Guangdong: Fuwan Silver Project

On August 20, 2004, Minco Mining transferred its mineral interests in the Guangdong Fuwan Silver Project to the Company in exchange for 14,000,000 common shares in the Company.  Minco Mining was the shareholder of the Company and the two companies had common management at the time of the transaction. As at the date of transfer, Minco Mining had expended $63,331 in preliminary exploration costs.

On September 28, 2004, a subsidiary of Minco Mining signed a 30-year joint venture contract with Guangdong Geological Exploration and Development Corporation (“GGEDC”) for the exploration and development of the Fuwan silver deposit adjacent to the Changkeng gold project operated by Minco Mining. Minco Mining has assigned this contract to the Company. Pursuant to the contract, the Company and GGEDC have agreed to form a Sino-Foreign joint venture, Guangdong Minco-Nanling Mining Co., Ltd. (“the JV”), with the total investment of RMB 30 million (approximately $4.4 million), to explore and develop the Fuwan silver deposit of which RMB10.33 million (approximately $1.5 million) will be used for the acquisition of exploration permit.

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

4.

Mineral Interests (continued)

To earn its 70% equity interest in the JV, the Company will have to contribute RMB 21 million (approximately $3.09 million) in six instalments as follows:

1.	Within 15 days after the Fuwan Joint Venture is granted a business license and issued a foreign currency account number	RMB 4.9 million (approximately $721,000)

2.	Within three months after the Fuwan exploration permit is transferred to the Fuwan Joint Venture (“Title Transfer”)	RMB 2.8 million (approximately $412,000)

3.	Within six months after the Title Transfer	RMB 2.8 million (approximately $412,000)

4.	Within 180 days after first three instalments paid	RMB 4.9 million (approximately $721,000)

5.	Within 540 days after first three instalments paid	RMB 2.8 million (approximately $412000)

6.	Within 720 days after first three instalments paid	RMB 2.8 million (approximately $412,000)

The JV will acquire the exploration permit of the Fuwan silver property from No. 757 Exploration Team of the Guangdong Geological Bureau.  The price of the exploration permit has been appraised at RMB 10.33 million (approximately $1.5 million), which has been affirmed by the Ministry of Land and Resources of China.  The JV will pay the RMB 10.33 million for the exploration permit in three instalments within 24 months after the title transfer.

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

4.

Mineral Interests (continued)

On July 20, 2005, Ministry of Land and Resources approved the transfer of Fuwan exploration permit for Reconnaissance Survey by No. 757 Exploration Team to Minco China. Minco China holds the Exploration Permit on behalf of the Company.

In September 2005, Minco China paid RMB 1.5 million (or $219,594) to No. 757 Geo-Exploration Team for the three silver licenses acquired on April 7, 2005 on behalf of the Company. (also nee Note 11 (a)).

(a)

Guanhuatang property (Permit No. 0100000510045 expiring April 7, 2008);

(b)

Luoke-Jilinggang property (Permit No. 0100000510046 expiring April 7, 2008); and

(c)

Guyegang-Sanyatang property (Permit No. 0100000510047 expiring April 7, 2008).

5.

Equipment

	September 30, 2005
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 4,003	$ 171	$ 3,832
Leasehold improvements	3,623	181	3,442
Office equipment and furniture	2,003	116	1,887
	$ 9,629	$ 468	$ 9,161

There was no equipment as of December 31, 2004.

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital and Special Warrants

(a)

Authorized:  Unlimited number of common shares without par value.

(b)

Issued:

	Common Shares		Special Warrants
	Number	Amount	Number	Amount
Balance, October 1, 2004	-	$ -	-	$ -
Shares issued for the transfer of the Fuwan property	14,000,000	63,331	-	-
Special warrant offering at $0.50 per share	-	-	6,000,000	3,000,000
Balance, December 31, 2004	14,000,000	63,331	6,000,000	3,000,000
Special warrant offering at $1.25 per share (net of share issuance cost $247,174)	-	-	4,276,000	5,095,792
Fair value compensation of broker option to purchase 187,600 common shares	-	-	-	(73,498)
Balance, September 30, 2005	14,000,000	$ 63,331	10,276,000	$8,022,294

On November 24, 2004, the Company closed a non-brokered private placement of 6,000,000 special warrants at $0.50 each for gross proceeds of $3 million. Each special warrant entitles the holder, upon the exercise or deemed exercise thereof without payment of any additional consideration, to receive one common share of the Company. The exercise period commences on the date of issue of the special warrants and ends on the date which is the earlier of (i) 12 months from the closing date; or (ii) the fifth business day after the day on which a receipt is issued for a final prospectus.

On May 10, 2005, the Company issued 4,276,000 special warrants at $1.25 each for gross proceeds of $5,345,000. Of this amount, $2,345,000 was raised on a brokered basis and $3,000,000 was raised by the Company on a non-brokered basis. Each special warrant entitles the holder to be issued one common share of the Company during the period ending the earlier of (i) May 9, 2006; and (ii) the fifth day after a receipt is issued for the prospectus qualifying the conversion of the special warrants. If the Company fails to obtain receipt for the prospectus by November 9, 2005, the holder of each special warrant will be entitled to receive 1.2 shares. The Company paid cash commission of $187,600 for the funds raised on the brokered portion of the placement plus an underwriting fee of $15,000.

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.         Share Capital and Special Warrants (continued)

In connection with this offering, the Company issued options to its broker entitling the holder to receive share purchase warrants allowing the broker to purchase up to 187,600 common shares for a term of 18 months following the closing of the initial public offering under the prospectus, exercisable at a price of $1.25 per common share during the first twelve months of the term and a price of $1.50 per common share during the last six months of the term.  The fair value of the options, being $73,498, has been recorded as an issue cost.

In November 2005, the Company converted the special warrants common shares. The net proceeds from the offerings will be used to fund exploration and development activities on the Fuwan Silver property, acquisition of further silver dominant mineral properties in China and for general corporate purposes.

The Company has entered into a strategic alliance agreement with Silver Standard Resources Inc. (“Silver Standard”) to jointly pursue silver opportunities in China.  Silver Standard is related to the Company as Silver Standard is a shareholder in Minco Silver Corporation and is related by two common directors. Pursuant to the strategic alliance, Silver Standard paid $3,200,000 to the Company in exchange for 4,960,000 special warrants, which represents 20% equity interest in the Company.  Silver Standard will have preferential purchase rights to participate in the Company’s future financing in order to increase its equity interest up to 30%.  These 4,960,000 special warrants were issued on November 24, 2004 and May 10, 2005 as noted above.

7.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets and net loss is as follows:

	September 30, 2005	December 31, 2004
Assets
Canada	$ 7,759,778	$3,003,990
China	227,281	12,985
	7,987,059	3,016,975

	Period Ended September 30,2005
	Three Months	Nine Months
Net Loss
Canada	$ (321,871)	$ (459,916)
China	(36,021)	(77,658)
	(357,892)	(537,574)

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

8.

Related Party Transactions and Non-Cash Transactions

(a)

Accounts payable at September 30, 2005 include $134,721 (December 31, 2004 – $57,007) due to Minco Mining in respect of shared office expenses of $94,938 (December 31, 2004 – $45,566) and exploration expenses for Fuwan property of $39,783 (December 31, 2004 – $11,441).

(b)

The amount due to Minco China, a wholly-owned subsidiary of Minco Mining, is unsecured, non-interest bearing and has no fixed terms of repayment.

(c)

During the three and nine month periods ended September 30, 2005, the Company paid consulting fees of $16,045 and $37,570, respectively to a director of the Company.  These consulting fees are included in exploration costs and property investigation.

(d)

During the three- and nine-month periods ended September 30, 2005, the Company paid or accrued $11,106 and $33,548, respectively in respect of rent, $39,783 and $83,368, respectively in respect of exploration costs, and $83,833 and $182,124, respectively in respect of shared office expenses to Minco Mining.

(e)

As disclosed in Note 3, Minco Mining transferred its mineral interests in the Guangdong Fuwan silver projects to the Company in exchange for 14,000,000 common shares of the Company.  Minco Mining was the shareholder of the Company and the two companies had common management at the time of the transaction.

Except for (e) which was recorded at the carrying amount, the above transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

9.

Financial Instruments

Fair value – The fair value of cash and bank balances, receivables, accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of these financial instruments. The fair value of temporary investments is equivalent to market value, although temporary investments are carried at the lower of cost or market value.

Exchange risk – The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk – The Company is exposed to interest rate risk on its short-term investments, but this risk relates only to investments held to fund future activities and does not affect the Company’s current operating activities.

Credit risk – The Company generally places its temporary investment funds into government and bank debt securities and is subject to minimal credit risk with regard to temporary investments.  The Company has few debts and so is subject to minimal credit risk on borrowings.

10.

Commitments

On the issuance of exploration permits and other contingent events, the Company is committed to investments and expenditures of $3.09 million in the JV as detailed in Note 3.

11.

Subsequent Events

(a)

In October 2005, the Company repaid Minco China for the RMB 1.5 million ($219,594) that Minco China paid on behalf of the Company for the three silver licenses in September 2005 (see Note 3).

(b)

In October 2005, the Company paid RMB 3,031,000 (approximately $446,000) to Minco China, representing the Company’s 70% share of the first payment of the Fuwan exploration permit.

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

(c)

On October 17, 2005, the Company, Computershare Trust Company of Canada (the “Escrow Agent”) and the principals of the Company (“Principals”) signed an escrow agreement. Pursuant to the escrow agreement, the Principals agreed to deposit an aggregate of 19,190,000 common shares in escrow (the “Escrowed Securities”) with the Escrow Agent.  The escrow agreement provides that the Escrowed Securities will be released as follows: (i) 25% on the date of listing of the Company’s Shares on a Canadian exchange (the “Listing Date”); (ii) 25% six months after the Listing Date; (iii) 25% twelve months after the Listing Date; and (iv) 25% eighteen months after the Listing Date.

(d)

On November 4, 2005, the Company filed a prospectus with the British Columbia Securities Commission, Alberta Securities Commission and Ontario Securities Commission in respect of an initial public offering by the Company of a minimum of 400,000 of its common shares for $500,000 and the qualification for distribution of 10,276,000 common shares of the Company.

(e)

On December 1, 2005, in accordance with the terms of its special warrant offering, the Company converted 10,276,000 special warrants to common shares. Following this conversion, the Company had 24,276,000 common shares outstanding.

(f)

On December 1, 2005, the Company’s board of directors granted up to 2,900,000 stock options to directors, employees and consultants with an exercise price of $1.25 per common share under the Company’s stock option plan.

(g)

On December 1, 2005, the Company received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). The Company’s common shares began trading on the TSX on December 2, 2005. The Company’s trading symbol is “MSV”.

The Company also completed its initial public offering of 920,000 common shares at a price of $1.25 per common share (the “IPO”) for gross proceeds of $1,150,000. Blackmont Capital Inc. (the “Agent”) was paid a cash commission equal to 8% of the proceeds from the sale of common shares pursuant to the IPO and an underwriting and agency fee of $45,000, plus GST.

As additional consideration in connection with the IPO and a previously completed special warrant offering, the Company also granted agents’ warrants to the Agent and members of its selling group entitling them to purchase up to 279,600 common shares at an exercise price of $1.25 per common share for a period of 12 months from the IPO closing date and thereafter at a price of $1.50 per common share for an additional six months.